Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933 of our report, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, dated March 31, 2026 relating to the audit of the financial statements of BranchOut Food Inc. for the years ending December 31, 2025 and 2024 and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC

The Woodlands, Texas

August 27, 2026